                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant To Section 14(a) of
                      The Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed By A Party Other Than The Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, For Use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12

                             ARTIFICIAL LIFE, INC.
                (Name of Registrant as Specified In Its Charter)

                 -------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check The Appropriate Box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3)Filing Party:

  4) Date Filed:

                             ARTIFICIAL LIFE, INC.

                         FOUR COPLEY PLACE, SUITE 102
                          BOSTON, MASSACHUSETTS 02116

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Artificial Life, Inc. (the "Company") to be held at 10:00 a.m. on Tuesday, October 31, 2000 at the offices of Artificial Life, Inc., Four Copley Place, Suite 102, Boston, Massachusetts, 02116.

  At the Annual Meeting, you will be asked to elect two (2) members of the Board of Directors of the Company and to approve an amendment to the Company's 1998 Equity Incentive Plan to increase the number of shares of the Company's common stock as to which awards may be granted under such plan by 1,000,000 shares. The Board of Directors recommends the approval of each of these proposals.

  Further details of these matters to be considered at the Annual Meeting are contained in the attached Proxy Statement that we urge you to consider carefully. The Company's 1999 Annual Report is also enclosed and provides additional information regarding the financial results of the Company in 1999.

  We hope that you will be able to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented. Therefore, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. This will ensure your proper representation at the Annual Meeting. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                          Sincerely,

                                          /s/ Eberhard Schoneburg
                                          _____________________________________
                                          EBERHARD SCHONEBURG
                                          Chief Executive Officer, President
                                          and Chairman of the Board

Boston, Massachusetts
September 28, 2000

                            YOUR VOTE IS IMPORTANT.
                      PLEASE RETURN YOUR PROXY PROMPTLY.

                             ARTIFICIAL LIFE, INC.

                         FOUR COPLEY PLACE, SUITE 102
                          BOSTON, MASSACHUSETTS 02116
                                (617) 266-5542

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 31, 2000

  NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of Artificial Life, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, October 31, 2000 at 10:00 a.m. at the offices of Artificial Life, Inc., Four Copley Place, Suite 102, Boston, Massachusetts, 02116, to consider and act upon the following matters:

    1. To elect two (2) members of the Board of Directors.

    2. To approve an amendment to the Company's 1998 Equity Incentive Plan to increase the number of shares of the Company's common stock as to which awards may be granted under such plan by 1,000,000 shares.

    3. To consider and act upon any matters incidental to the foregoing and any other matters that may properly come before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed the close of business on September 20, 2000 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or adjournments thereof.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNTIED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                          By Order of the Board of Directors

                                          /s/ Robert Duggan
                                          _____________________________________
                                          ROBERT DUGGAN
                                          Secretary

Boston, Massachusetts
September 28, 2000

                             ARTIFICIAL LIFE, INC.

                         FOUR COPLEY PLACE, SUITE 102
                          BOSTON, MASSACHUSETTS 02116
                                (617) 266-5542

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

  The enclosed Proxy is solicited by the Board of Directors of Artificial Life, Inc., a Delaware corporation (the "Company"), for use at the 2000 Annual Meeting of Stockholders to be held on Tuesday, October 31, 2000 at 10:00 a.m. at the offices of Artificial Life, Inc., Four Copley Place, Suite 102, Boston, Massachusetts, and at any adjournment or adjournments thereof (the "Annual Meeting").

  Where the Stockholder specifies a choice on the enclosed Proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the two (2) members of the Board of Directors named herein and FOR the approval of an amendment to the Company's 1998 Equity Incentive Plan to increase the number of shares of the Company's common stock as to which awards may be granted under such plan by 1,000,000 shares, and with respect to other proposals, in accordance with the recommendations of the Board. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivery to the Company of a written notice of revocation or a duly executed Proxy bearing a later date. Any Stockholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence. Shares represented by valid Proxies received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting, will be voted at the Annual Meeting.

                     VOTING SECURITIES AND VOTES REQUIRED

  The close of business on September 20, 2000 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). On the Record Date, there were 10,291,280 shares of Common Stock of the Company, $.01 par value per share (the "Common Stock"), issued and outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote with respect to all matters submitted to Stockholders at the Annual Meeting.

  The presence, in person or by proxy, of the holders of a majority of the Company's Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Pursuant to the Delaware General Corporation Law and the Company's Certificate of Incorporation and Restated Bylaws (the "Bylaws"), the directors are elected by a plurality of the votes properly cast at the Annual Meeting. Abstentions, votes withheld and broker non-votes will not be treated as votes cast for this purpose and will not affect the outcome of the election. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

  The affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote is required to approve the proposed amendment to the Company's 1998 Equity Incentive Plan (the "Equity Plan"). Broker non-votes will not be counted as present, or represented, and entitled to vote for these purposes and, therefore, will not affect the outcome of the vote.

  Members of the Board of Directors of the Company and officers of the Company, as a group, own or may be deemed to control approximately 65.4% of the outstanding shares of Common Stock. As there is no cumulative voting provided for in the Company's Certificate of Incorporation, the Board of Directors and officers are able to exert substantial influence over the election of the Board of Directors and the outcome of any issues that may be subject to a vote by the Company's Stockholders at the Annual Meeting. The Board of Directors and officers have indicated their intent to vote all shares of Common Stock owned or controlled by them in favor of each item set forth herein.

  The cost of soliciting Proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding proxy materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telex and personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for such solicitation.

  The Annual Report to Stockholders for the fiscal year ended December 31, 1999 is being mailed to the Stockholders with this Proxy Statement. This Proxy Statement and the accompanying Proxy are first being mailed on or about September 29, 2000 to all Stockholders entitled to notice of and to vote at the Annual Meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Bylaws of the Company provide that the number of directors shall be fixed by the Board of Directors. The Bylaws also provide that the Board of Directors shall be divided into three classes, as equal in number as possible, with terms expiring in successive years. Directors are elected for terms of three years and until their successors are elected and qualified. The Board of Directors has nominated Mr. Felix Widmer, a current Class II Director, and Mr. Gerhard Zink for election at the Annual Meeting (together, the "Director Nominees") for a term expiring in 2003. The Class I Director, with a term expiring in 2001, is Mr. Eberhard Schoneburg. The Class III Director, with a term expiring in 2002, is Mr. Elmar Wohlgensinger.

  A plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect the Director Nominees. Unless authority to vote for the Director Nominees is withheld, the shares represented by all Proxies received by the Board of Directors will be voted for the Director Nominees. In the event that either of the Director Nominees shall become unable or unwilling to serve, the shares represented by Proxies will be voted for the election of such other person as the Board of Directors may recommend in his place. The Board has no reason to believe that either of the Director Nominees will be unable or unwilling to serve.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF EACH OF MR. WIDMER AND MR. ZINK AS A DIRECTOR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

  The following table contains certain information about the Director Nominees, each other person whose term of office as a director will continue after the Annual Meeting and each executive officer of the Company:

   Name                      Age Position
   ----                      --- --------
                                 President, Chief Executive Officer and
   Eberhard Schoneburg......  43 Chairman of the Board
   Elmar Wohlgensinger......  59 Director
   Felix Widmer*............  49 Director
   Gerhard Zink*............  39 Director Nominee
   Robert Pantano...........  39 Chief Financial Officer

--------
* Director Nominee

  EBERHARD SCHONEBURG has been President and a member of the Board of Directors of the Company since November 1994. He was Chief Executive Officer from November 1994 to May 1996 and from October 1997 to the present. Mr. Schoneburg has been the Chairman of the Board of Directors of the Company since the founding of the Company. The Company was founded in November 1994 as Neurotec International Corp., a wholly owned subsidiary of Neurotec GmbH, a German multimedia and Internet solutions company owned by Mr. Schoneburg and two corporate investors: a major German retailer and an industrial conglomerate. Neurotec GmbH was part of the Neurotec Group, a group of high tech companies founded in Germany by Mr. Schoneburg in 1993. In 1997 he sold all of his shares in Neurotec GmbH to the remaining stockholders and contemporaneously purchased 100% of the shares of the Company from Neurotec GmbH. From 1989 to 1994 Mr. Schoneburg was a professor for industrial applications of artificial intelligence at Fachhochschule Furtwangen, Germany. From 1988 to 1993, he was the Chairman of the BIT Group, a group of five German high tech companies which he founded in 1988.

  Mr. Schoneburg was awarded the First Prize of the Berlin Innovation Award in 1990 for the development of the First European Neural Compiler and again in 1992 for the development of an expert system for detecting chemical hazards for Procter and Gamble. He has published five course books on a wide variety of topics such as computer viruses, neural networks, evolution strategies and genetic programming and over 60 research papers on related topics. He is also a member of the jury of the Golden Award of Montreux.

  ELMAR WOHLGENSINGER joined the Company's Board of Directors in September 1998. He has worked for the IHA Institute, a Swiss market research company, since 1961 where he has been a member of the board since 1970 and President since 1980. Mr. Wohlgensinger is a Vice President of ATAG Holding, an accounting firm, and has been a member of ATAG Ernst & Young management, an accounting firm, since 1991. Mr. Wohlgensinger also serves on the board of German GFK, EKN Bank Nidwalden, Schweizerische Gesellschaft Fuer Marketing and the Chamber of Commerce of Central Switzerland.

  FELIX WIDMER joined the Company's Board of Directors in March 2000, filling the vacancy created by the resignation of Mr. Hartmut Bergmann. Mr. Widmer has worked for Widmer Management, a consulting firm he founded in Switzerland, since 1997. Prior to that he worked at Guebelin Ltd/Guebelin Inc. of Lucerne, Switzerland and New York, New York from 1972 to 1996 in a variety of capacities, including Executive Vice President, Vice President and Director of Finance and Administration. Previously he worked for the Federal Tax Authority of Switzerland.

  GERHARD ZINK is the founder and principal of Zink Consulting Group, Bad Homburg, Germany, focusing on design, implementation and execution of strategic business initiatives for both start-ups and established firms focusing on the financial services, healthcare and entertainment industries. Mr. Zink founded the Zink Consulting Group in 1993. Prior to that, Mr. Zink held various positions in the financial services and banking industry.
Mr. Zink holds a degree in Economics from the University of Freiburg.

  ROBERT PANTANO, the Company's Chief Financial Officer, joined the Company in April 1995 as an accountant, was appointed Controller and Director of Human Resources in 1996 and was promoted to his present position in September 1997. From 1993 until joining the Company, Mr. Pantano worked as the Controller and

General Manager of Intertech International Corp., an international engineering firm. From 1990 to 1993, he was a Principal with Global Vision International, an international export trade consulting firm specializing in central and eastern Europe. Mr. Pantano holds a B.S. in accounting from Bentley College.

  Meetings of the Board of Directors. During the year ended December 31, 1999, the Board did not meet, but acted by unanimous written consent on 14 occasions.

  The Audit Committee. The Audit Committee currently consists of Messrs. Wohlgensinger and Widmer. The Audit Committee met one time in 1999. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

  . Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

  . Review and appraise the audit efforts of the Company's independent accountants and internal auditing department.

  . Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

  The Compensation Committee. The Compensation Committee currently consists of Messrs. Wohlgensinger and Widmer, both non-employee directors. The Compensation Committee's functions are to recommend to the full Board the amount, nature and method of payment of compensation of all executive officers and certain other key employees and consultants of the Company and to administer the Company's Equity Plan. The Compensation Committee met one time in 1999.

  The Company does not have a standing nominating committee or a committee performing similar functions.

  Director Compensation. Directors who are not employees of the Company receive $3,000 for each meeting of the Board of Directors attended and are reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Non-employee directors are also eligible for participation in the Equity Plan, and the Company may, in the future grant non-qualified stock options to non-employee directors as an incentive to join or remain on the Board of Directors.

          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  Compensation Philosophy. The design and implementation of the Company's executive compensation programs are based on a series of guiding principles derived from its values, business strategy and management requirements. These principles may be summarized as follows:

  . attract, motivate and retain high caliber individuals who are responsible for leading the Company in achieving or exceeding corporate goals and to increase total return to stockholders;

  . provide a total compensation program where a significant portion of compensation is linked to the achievement of individual performance objectives as well as both short-term and long-term corporate performance;

  . align the financial interests of the management team with the Company's financial interests and those of its stockholders; and

  . emphasize reward for performance at the individual, team and corporate levels.

  Base Salary. Each fiscal year, the Committee establishes base salaries for individual executive officers based upon (i) industry and peer group surveys prepared by independent consultants, (ii) the responsibilities, scope and complexity of each position, (iii) the individual's tenure in the position and
(iv) performance judgments as to each individual's past and expected future contributions. The performance of the companies surveyed is not considered by the Committee. The Chief Executive Officer recommends the base salary amount for each officer other than himself. The Committee then reviews with the Chief Executive Officer and approves, with appropriate modifications, an annual base salary plan for our executive officers other than the Chief Executive Officer.

  In general, the Committee reviews and fixes the base salary of the Chief Executive Officer based on comparable competitive compensation data as well as the Committee's assessment of such officer's past performance and its expectations as to such officer's future contributions to our leadership. The Company has entered into an Executive Employment Agreement dated July 1, 1998 and restated as of September 1, 1998 with the Chief Executive Officer. This Employment Agreement expires September 1, 2001. For 1999, under the terms of the Employment Agreement, the Chief Executive Officer's base salary was increased to $264,000 from $240,000 in accordance with his employment contract. For 2000, a 10% base salary increase to $290,400 that will be effective for the Chief Executive Officer under the terms of the agreement.

  Annual Bonus. Our executive officers are eligible for an annual cash bonus, which is based primarily on corporate achievements and individual performance objectives that are established at the beginning and in the course of each year. After the completion of the year, the Committee reviews the attainment of corporate and individual objectives and awards bonuses in the first quarter of the subsequent year, based on the extent to which corporate objectives were met or exceeded and individual contributions to our overall performance.

  We achieved several milestones in 1999, including the establishment and commencement of operations of our German subsidiary, the completion of several of our first products and a gross revenue increase of over 767% from the prior year. Although these milestones were significant in the Company's history, the Chief Executive Officer did not receive an annual bonus in 1999.

  Equity-based Long-term Incentive Compensation. Long-term incentives for our employees are provided through stock option grants under the Equity Plan, which generally are provided through initial stock option grants at the date of hire and periodic additional grants. The option grants are intended to motivate the executive officers to improve our long-term performance and to align the financial interests of the management team with our financial interests and those of our stockholders. Awards take into account each officer's scope of responsibility and specific assignments, strategic and operational goals applicable to the officer, anticipated performance and contributions of the officer and competitive market data for similar positions. Options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. The standard vesting schedule provides that a portion of the shares subject to each option vest and become exercisable annually over a three-year period. Certain options granted under the Equity Plan are subject to different vesting schedules, including schedules that are based on the achievement of certain milestone events.

  In 1999, the Chief Executive Officer received an option to purchase 300,000 shares of common stock.

  Compensation Deductibility. The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") on our compensation programs. Section 162(m) of the Code limits a publicly held company's tax deduction for compensation paid to the chief executive officer and the other four most highly paid officers. Generally, amounts paid in excess of $1 million to a covered executive in any year cannot be deducted. Certain performance-based compensation that has been approved by stockholders is not subject to the limit. Our policy is to qualify our executive officers' compensation for deductibility under applicable tax laws to the extent reasonable. The Committee will continue to assess the impact of
Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

              By the Artificial Life, Inc. Compensation Committee

                       Elmar Wohlgensinger  Felix Widmer

                      COMPARATIVE STOCK PERFORMANCE GRAPH

  The following graph shows the cumulative stockholder return of the Company's Common Stock from December 18, 1998 (the first trading day for the Common Stock) through August 31, 2000 as compared with that of the Nasdaq Market Index and the SIC Code Index (Prepackaged Software). The graph assumes the investment of $100 in the Company's Common Stock and each of the comparison groups on December 18, 1998 and assumes the reinvestment of dividends. The Company has never declared a dividend on its Common Stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.


                        COMPARE CUMULATIVE TOTAL RETURN
                         AMONG ARTIFICIAL LIFE, INC.,
                    NASDAQ MARKET INDEX AND SIC CODE INDEX

                                    [GRAPH]

                    ASSUMES $100 INVESTED ON DEC. 17, 1998
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING AUG. 31, 2000



                                                SIC Code Index        NASDAQ
                      Artificial Life, Inc. (Prepackaged Software) Market Index
                      --------------------- ---------------------- ------------
      12/18/98.......        100.00                 100.00            100.00
      12/31/98.......         58.51                 100.00            100.00
      3/31/99........         64.63                 113.54            111.72
      6/30/99........         63.83                 121.04            121.57
      9/30/99........         52.66                 126.82            123.55
      12/31/99.......         76.06                 198.32            182.47
      3/31/00........        102.13                 207.45            207.62
      6/30/00........         82.71                 172.41            178.57
      8/31/00........         63.30                 175.23            188.68

                      COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation. The following tables set forth certain information with respect to compensation paid or accrued for services rendered to the Company in all capacities for the fiscal year ended December 31, 1999 by its Chief Executive Officer and the three other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers"). No other executive officer of the Company earned greater than $100,000 in the fiscal year ended December 31, 1999.

                          Summary Compensation Table

                                                                     Long-Term
                                             Annual Compensation    Compensation
                                            ----------------------  ------------
                                                                     Securities
                                                      Other Annual   Underlying
Name and Principal Position            Year Salary($) Compensation    Options
---------------------------            ---- --------  ------------  ------------
Eberhard Schoneburg(1)................ 1999 $263,538    $     0       300,000
 President and Chief                   1998  240,414          0             0
 Executive Officer                     1997   54,254     22,500(2)          0

Bruno Gabriel(3)...................... 1999 $216,496    $     0       200,000
 Chief Executive Officer --
 Artificial Life Europe AG

Robert Pantano........................ 1999 $121,923    $     0        61,388
 Chief Financial Officer               1998  100,080          0        41,442
                                       1997   70,079          0             0

Klaus Kater(4)........................ 1999 $121,923    $     0        61,388
 Chief Technical Officer               1998   57,692          0        41,442

--------
(1) Mr. Schoneburg assumed the position of Chief Executive Officer in October 1997.

(2) Consists of rent paid by the Company for an apartment occupied by Mr. Schoneburg.

(3) Mr. Gabriel became Chief Executive Officer of Artificial Life Europe AG in October 1998 and resigned this position effective June 2000 and is currently a member of the Board of Directors of Artificial Life Schweiz AG. Prior to that in 1998 Mr. Gabriel provided services to the Company as an independent consultant. Total compensation in 1998 amounted to $173,537. In addition, on June 30, 1998, he was granted options to purchase 184,426 shares of Common Stock at an exercise price of $3.66 per share, exercisable immediately.

(4) Klaus Kater became the Company's Chief Technology Officer in September 1997, but did not have a total compensation which exceeded $100,000 in the fiscal years ended December 31, 1997 and 1998. Mr. Kater resigned this position effective June 30, 2000 and is currently a Project Manager at Artificial Life Schweiz AG.

  Option Grants. The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1999 by the Company to the Named Executive Officers.

                       Option Grants in Last Fiscal Year

                                       Individual Grants
                         ----------------------------------------------
                                                                             Potential
                                                                        Realizable Value at
                                                                          Assumed Annual
                         Number of    Percent of                          Rates of Stock
                         Securities Total Options  Exercise             Price Appreciation
                         Underlying   Granted to    or Base               for Option Term
                          Options    Employees in    Price   Expiration -------------------
Name                     Granted(#) Fiscal Year(%) ($/Share)    Date     5%($)     10%($)
----                     ---------- -------------- --------- ---------- -------- ----------
Eberhard Schoneburg.....  300,000        20.1%      $14.50     8/13/02  $685,669 $1,439,850
Bruno Gabriel...........  200,000        13.4%      $14.50     8/13/02   458,000    960,000
Robert Pantano..........   60,000         4.0%      $14.50      4/1/02   137,400    288,000
                            1,388         0.1%      $17.94    11/15/01     2,554      5,233
Klaus Kater.............   60,000         4.0%      $14.50      4/1/02   137,400    288,000
                            1,388         0.1%      $17.94    11/15/01     2,554      5,233

 Option Exercises.

              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values

                                                   Number of Securities      Value of Unexercised
                                                  Underlying Unexercised         In-the-Money
                                                        Options at                Options at
                           Shares                   Fiscal Year-End(#)        Fiscal Year-End($)
                         Acquired on    Value    ------------------------- -------------------------
Name                     Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
Eberhard Schoneburg.....         0   $        0         0       300,000     $      0    $1,012,500
Bruno Gabriel(1)........   139,426    2,091,387         0       200,000            0       675,000
Robert Pantano..........         0            0    62,830        40,000      585,508       135,000
Klaus Kater.............         0            0    62,830        40,000      585,508       135,000

--------
(1) Bruno Gabriel exercised an option to purchase 184,426 shares of Common Stock utilizing a net exercise feature, resulting in the issuance of 139,426 shares of Common Stock.

  Employment Agreements. Under an Executive Employment Agreement dated July 1, 1998, and amended and restated as of September 1, 1998, the Company has agreed to employ Eberhard Schoneburg as President, Chief Executive Officer and Chairman of the Board of Directors for a period of three years at an initial annual base salary of $240,000 plus an incentive bonus equal to 3% of the Company's income from operations. The Agreement also provides that the annual base salary will increase as determined by the Board but at not less than 10% per year. If Mr. Schoneburg is terminated without cause (including a failure to renew the agreement) or if he terminates his employment for "good reason" (as defined in the agreement), he will be entitled to receive a lump sum payment of one to three times (depending upon whether such termination occurs before or after a change of control of the Company) the sum of (i) his base salary plus (ii) the greater of the average of his two most recent annual bonuses or his annual bonus payable in the year of termination. The Agreement also contains a non-compete and non-solicitation provision which covers the longer of the term of his employment or any time period during which he serves as a director of the Company, plus a period of one year thereafter.

  Compensation Committee Interlocks and Insider Participation. Messrs. Wohlgensinger and Widmer, both non-employee directors, constitute the Company's Compensation Committee.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 31, 2000 by (i) each person known by the Company to own beneficially 5% or more of the Common Stock; (ii) each Named Executive Officer; (iii) each Director of the Company and each Director Nominee and (iv) all current Directors and executive officers of the Company as a group.

                                                               Shares of
                                                              Common Stock
                                                              Beneficially
                                                                Owned(1)
                                                          --------------------
Name and Address of Beneficial Owner(2)                    Shares   Percent(3)
---------------------------------------                   --------- ----------
Eberhard Schoneburg(4)................................... 5,667,377   54.5%
Elmar Wohlgensinger(5)...................................   246,267    2.4%
Felix Widmer(6)..........................................     9,333     *
Robert Pantano(7)........................................   120,676    1.2%
Gerhard Zink.............................................         0     *
Bruno Gabriel(8)......................................... 1,029,426    9.7%
All current directors and executive officers as a group
 (5 persons)(9).......................................... 7,073,079   65.4%

--------
*Less than 1%

(1) Shares of Common Stock that an individual or group has the right to acquire within 60 days of July 31, 2000, pursuant to the exercise of options are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, the Company believes that the beneficial owners named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them based on information provided to the Company by such beneficial owners.

(2) The address of all persons who are executive officers or directors of the Company is: c/o Artificial Life, Inc., Four Copley Place, Suite 102, Boston, Massachusetts, 02116.

(3) Percentage of ownership is based on 10,291,280 shares of Common Stock outstanding as of July 31, 2000.

(4) Includes 100,000 shares subject to stock options which are exercisable within 60 days of July 31, 2000.

(5) Includes 8,333 shares subject to stock options which are exercisable within 60 days of July 31, 2000.

(6) Consists solely of 3,333 shares subject to stock options which are exercisable within 60 days of July 31, 2000.

(7) Includes 106,388 shares subject to stock options which are exercisable within 60 days of July 31, 2000.

(8) Includes 300,000 shares subject to stock options which are exercisable within 60 days of July 31, 2000.

(9) Includes 518,054 shares subject to stock options which are exercisable within 60 days of July 31, 2000.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company was founded in November 1994 as Neurotec International Corp., a wholly owned subsidiary of Neurotec GmbH, a German multimedia and Internet solutions company owned by Eberhard Schoneburg, Artificial Life's President, Chief Executive Officer and Chairman, and two corporate investors: a major German retailer and an industrial conglomerate. In July 1997, Mr. Schoneburg sold all of his shares of Neurotec GmbH to the remaining two stockholders for approximately $1,027,000 and contemporaneously purchased 100% of the shares of the Company (Neurotec International Corp.) from Neurotec GmbH for approximately $500,000 (the "Management Buyout").

  On June 29, 1998, Mr. Schoneburg loaned the Company $500,000 at an annual interest rate of 10%. The full amount of the loan, including principal and all accumulated interest thereon, was due and payable on January 1, 2000, and was extended until and repaid in full on June 6, 2000.

  Prior to the date of the Management Buyout, Mr. Schoneburg received fixed compensation payments of $5,000 each month with additional compensation, if any, determined by the former parent based on the level of activities dedicated by Mr. Schoneburg to the Company versus other subsidiaries of the former parent.

  Beginning January 1, 1998, Mr. Schoneburg's salary was deferred. During the time that his salary was deferred, the Company made net advances to Mr. Schoneburg of approximately $273,000 for living and personal expenses. On September 25, 1998 the Company paid Mr. Schoneburg a total of $175,385 representing 38 weeks of deferred salary. Mr. Schoneburg used the after tax proceeds of this payment to repay a portion of the advances made to him during the deferral period.

  Prior to the time that they became Directors of the Company in September 1998, Bruno Gabriel and Elmar Wohlgensinger provided consulting services to the Company. During that time, Messrs. Gabriel and Wohlgensinger advised the Company on strategic and logistical issues regarding the establishment of business opportunities outside the United States. In consideration for such services, in 1998, Mr. Gabriel was paid or had accrued an aggregate of $173,537 by the Company and on June 30, 1998, Messrs. Gabriel and Wohlgensinger were granted options to purchase 184,426 and 163,934 shares of Common Stock, respectively. Each of Mr. Wohlgensinger and Mr. Gabriel exercised these options in June 1999.

  In September 1998, the Company raised gross proceeds of $4,120,000 by completing a private placement of 824,000 shares of Common Stock with 23 investors at a price of $5.00 per share. Mr. Wohlgensinger purchased 80,000 shares of the Common Stock in this private placement offering for an aggregate purchase price of $400,000.

  In June 1999, the Company acquired 51% of the outstanding stock of Cybermind Ventures, Inc. ("Cybermind") for $75,000 from two of the Company's stockholders, Eberhard Schoneburg and Cybermind Interactive AG. Cybermind was inactive with a net loss in 1999 through the date of acquisition of $5,520. At the time of the acquisition, Cybermind's name was changed to Artificial Life Ventures, Inc. In November 1999, the Company acquired the remaining 49% of the outstanding stock of Artificial Life Ventures, Inc. from Cybermind Interactive AG. The company acquired this stock for $75,000 cash and the issuance of 5,000 stock options at an exercise price of $14.50 per share. The options are valued at $25,000 and have a three year life and vest in equal amount on the first, second and third anniversary of the grant date. Goodwill recognized in connection with this acquisition amounted to approximately $86,000, and is being amortized over five years.

                                  PROPOSAL 2

                                 AMENDMENT TO
                          1998 EQUITY INCENTIVE PLAN

  In September 2000, the Board of Directors voted, subject to stockholder approval, to amend the Equity Plan to increase the aggregate number of shares of Common Stock available for grants thereunder by an additional 1,000,000 shares to an aggregate of 3,700,000 shares, subject to adjustment for stock-splits and similar capital changes. The Company believes that this increase is necessary and appropriate to enable the Company to attract and retain the quality of employees and consultants whose services are considered essential to the Company's future progress, to encourage such employees' and consultants' ownership in the Company and to provide them with an incentive to remain as employees or consultants of the Company.

Summary Description of the Plan

  General. The Equity Plan was originally adopted by the Company in April 1998, and the aggregate number of shares of Common Stock reserved for issuance thereunder is currently 2,700,000 shares (including shares subject to options already granted and shares issued pursuant to options already exercised). The Equity Plan is designed to provide the Company flexibility in awarding equity incentives by providing for multiple types of incentives that may be awarded. The purpose of the Equity Plan is to attract and retain key employees of and consultants to the Company and to enable them to participate in the long-term growth of the Company.

  Administration and Eligibility. The Equity Plan provides for the grant of stock options (incentive and nonstatutory), stock appreciation rights, performance shares, restricted stock or performance units for the purchase of shares of Common Stock. Awards under the Equity Plan can be granted to directors, officers, employees, consultants, advisors and other individuals as determined by the Compensation Committee. The Compensation Committee administers the Equity Plan and selects the participants and establishes the terms and conditions of each option or other equity right granted under the Equity Plan, including the exercise price, the number of shares subject to options or other equity rights and the time at which such options become exercisable. Subject to certain limitations, the Compensation Committee may delegate to one or more executive officers of the Company the power to make awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  The exercise price of all "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") granted under the Equity Plan must be at least equal to the fair market value of the option shares on the date of grant. The term of any ISO granted under the Equity Plan may not exceed ten years. The Company's standard vesting schedule provides that a portion of the shares subject to each option vest and become exercisable yearly over a three-year period.

  As of July 31, 2000, approximately 300 employees, directors, advisors and consultants were eligible to participate in the Equity Plan. The closing price of the Company's Common Stock as reported on the Nasdaq National Market on July 31, 2000 was $13.625.

  Equity Plan Activity. As of July 31, 2000, options to purchase an aggregate of 2,864,128 shares of Common Stock had been granted under the Equity Plan, of which options to purchase 172,404 shares had been canceled. Options to purchase 704,603 shares had been exercised as of such date. As of such date, 1,008,276 shares remained available for the granting of awards under the Equity Plan, including the 1,000,000 shares added by the amendment for which stockholder approval is being requested. No stock appreciation rights or awards other than option grants have been granted under the Equity Plan to date.

Federal Income Tax Consequences Relating to Stock Options

  Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an ISO under the Equity Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction is allowed to the Company for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

  If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition") then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) the Company is entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain and does not result in any deduction to the Company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

  Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction by the Company.

Votes Required

  The affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting is required for the approval of the proposed amendment to the Equity Plan.

Board Recommendation

  The Board of Directors of the Company believes that the amendment to the Equity Plan is in the best interest of the Company and its stockholders and recommends a vote FOR the proposal to approve the amendment to the Equity Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company's executive officers and directors are required under Section 16(a) of the Exchange Act to file reports of ownership of Company securities and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that during 1999 our executive officers and directors complied with all applicable Section 16(a) filing requirements, with the following exceptions: Mr. Gabriel, one of our Directors, filed a late Form 4 reporting the net exercise of an option to purchase 184,426 shares of common stock and the sale of 45,000 shares pursuant to that net exercise for which a Form 4 was due on July 10, 1999;
Mr. Wohlgensinger, one of our Directors, filed a late Form 4 reporting the exercise of an option to purchase 163,934 shares of common stock for which a Form 4 was due on July 10, 1999.

                        INFORMATION CONCERNING AUDITORS

  The firm of Wolf & Company, P.C., independent auditors, audited the Company's financial statements for the year ended December 31, 1999. The Board of Directors has appointed Wolf & Company, P.C. to serve as the Company's independent auditors for the fiscal year ending December 31, 2000. Representatives of Wolf & Company, P.C. are expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement should they desire to do so.

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

  In order to be considered for inclusion in the Company's proxy materials for the 2001 Annual Meeting of Stockholders, stockholder nominations of persons for election to the Board and proposals of business to be considered by the stockholders must be received by the Company no later than May 24, 2001. Proposals should be sent to the attention of the Secretary at the Company's offices at Four Copley Place, Suite 102, Boston, Massachusetts, 02116.

                         ADVANCE NOTICE PROVISIONS FOR
                     STOCKHOLDER PROPOSALS AND NOMINATIONS

  The Bylaws provide that in order for a stockholder to bring business before or propose director nominations at an Annual Meeting, the stockholder must give written notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the prior year's Annual Meeting date. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination. If the date of the Annual Meeting is more than 30 days before or 60 days after the date of the anniversary of the prior year's meeting date, the notice given by the stockholder must be received not later than the 10th day following the day on which the notice of such Annual Meeting date was first publicly announced or in accordance with the dates in the preceding sentence, whichever is later.

                           EXPENSES OF SOLICITATION

  The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company by mail, by telephone, in person or otherwise. No such person will receive additional compensation for such solicitation. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of Common Stock and to obtain voting instructions from such beneficial owners. The Company will reimburse such firms for their reasonable expenses in forwarding proxy materials and obtaining voting instructions.

                                 OTHER MATTERS

  The Annual Meeting is called for the purposes set forth in the notice. The Board of Directors does not know of any matter for action by the stockholders at the Annual Meeting other than the matters described in the notice. However, the enclosed proxy confers discretionary authority on the persons named therein with respect to matters which are not known to the directors at the date of printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote in accordance with their best judgment on any such matter.

  Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as filed with the Securities and Exchange Commission are available to stockholders upon written request addressed to the President at the Company's offices at Four Copley Place, Suite 102, Boston, Massachusetts, 02116.

  Whether or not you intend to be present at the Annual Meeting, you are urged to fill out, sign, date and return the enclosed proxy at your earliest convenience.

                                                                     APPENDIX A

                             ARTIFICIAL LIFE, INC.
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD TUESDAY, OCTOBER 31, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  THE UNDERSIGNED hereby appoint Robert Duggan and Robert Pantano, and each of them acting singly, as attorneys and proxies, with full power of substitution, with all the powers which the undersigned would possess if personally present, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of ARTIFICIAL LIFE, INC. (the "Company") to be held at 10:00 a.m. at the offices of Artificial Life, Inc., Four Copley Place, Suite 102, Boston, Massachusetts, on Tuesday, October 31, 2000, and at any adjournment or adjournments thereof, upon and with respect to all shares of the Common Stock of the Company to which the undersigned would be entitled to vote and act if personally present. The undersigned hereby directs Eberhard Schoneburg and Robert Pantano to vote in accordance with their judgment on any matters which may properly come before the meeting, all as indicated in the Notice of the Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such Notice as specified by the undersigned:

  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IDENTIFIED BELOW AND FOR PROPOSALS 2 AND 3.

  (1) Proposal to elect the following person as a member of the Board of Directors of the Company:

     Felix Widmer  [_] FOR             [_] WITHHOLD VOTE


     Gerhard Zink  [_] FOR             [_] WITHHOLD VOTE

  (2) Proposal to approve the amendment of the Company's 1998 Equity Incentive Plan to increase the aggregate number of shares of the Company's Common Stock as to which awards may be granted under such plan by 1,000,000 shares.

     [_] FOR                    [_] AGAINST                                     [_] ABSTAIN

  (3) In their discretion to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR AND IN FAVOR OF THE ITEMS SET FORTH ABOVE UNLESS A CONTRARY SPECIFICATION IS MADE.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.

  Please sign exactly as name appears below.

                                          Dated: __________________________
                                          _________________________________
                                                      Signature
                                          _________________________________
                                              Signature if held jointly
                                          _________________________________
                                                    Printed Name
                                          _________________________________
                                                       Address

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the person named on the stock certificate has died, please submit evidence of your authority. If a corporation, please sign in full corporate name by the President or authorized officer and indicate the signer's office. If a partnership, please sign in the partnership name by an authorized person.

                                                                     APPENDIX B

                             ARTIFICIAL LIFE, INC.

                          1998 EQUITY INCENTIVE PLAN

1. Purpose

  The purpose of the Artificial Life, Inc. 1998 Equity Incentive Plan (the "Plan") is to attract and retain key employees, directors, advisers and consultants of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company by the granting of awards ("Awards") with respect to the Company's Common Stock. Certain capitalized terms used herein are defined in section 7 below.

2. Administration

  The Plan shall be administered by the Committee. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of all Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee's decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3. Eligibility

  All employees, directors, advisers and consultants of the Company or any Affiliate capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan. However, Incentive Stock Options may be granted only to persons eligible to receive such Stock Options under the Code.

4. Stock Available for Awards

  (a) Amount. Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 2,700,000 shares of Common Stock in the aggregate. If any Award expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

  (b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares for which Awards may be made under the Plan,
(ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number, and if considered appropriate, the Committee may make provision for a cash payment with respect to all or part of an outstanding Award instead of or in addition to any such adjustment.

  (c) Limit on Individual Grants. The maximum number of shares of Common Stock subject to Awards that may be granted to any Participant in the aggregate in any calendar year shall not exceed 300,000 shares, subject to adjustment under subsection (b) above.

5. Types of Awards

  (a) Stock Grants. The Committee may make awards of shares of Common Stock ("Stock Grants") upon such terms and conditions as the Committee determines. Stock Grants may include without limitation restricted stock, performance shares, performance-accelerated restricted stock and bonus stock. Stock Grants may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

  (b) Grant of Stock Options. Subject to the provisions of the Plan, the Committee may grant options ("Stock Options") to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder ("Incentive Stock Options") and (ii) not intended to comply with such requirements ("Nonstatutory Stock Options"). The Committee shall determine the number of shares subject to each Stock Option and all other applicable terms and conditions. No Incentive Stock Option may be granted hereunder more than ten years after the effective date of the Plan.

  (c) Stock Equivalents. The Committee may grant rights to receive payment from the Company based in whole or in part on the value of the Common Stock ("Stock Equivalents") upon such terms and conditions as the Committee determines. Stock Equivalents may include without limitation phantom stock, performance units, dividend equivalents and stock appreciation rights ("SARs"). SARs granted in tandem with a Stock Option will terminate to the extent that the related Stock Option is exercised, and the related Stock Option will terminate to the extent that the tandem SARs are exercised. The Committee will determine at the time of grant or thereafter whether Stock Equivalents are to be settled in cash, Common Stock or other securities of the Company, other Awards or other property.

  (d) Terms and Conditions. Each Award shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter, except that the exercise price for each Stock Option or SAR shall be established by the Committee on the date of grant. The Committee may impose such conditions with respect to the exercise of Awards, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

  (e) Payment. No shares shall be delivered pursuant to any exercise of any Stock Option and no SAR may be exercised until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Stock Option or SAR, by delivery of a note or other commitment satisfactory to the Committee or shares of Common Stock owned by the Participant or by retaining shares otherwise issuable pursuant to the Stock Option or cash or other property otherwise issuable pursuant to the SAR, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration, including without limitation a payment commitment of a financial or brokerage institution, as the Committee may determine.

6. General Provisions

  (a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles. Such terms and conditions may include, without limitation, performance criteria, vesting requirements, restrictions on transfer and payment rules. The Committee may establish terms and conditions at the time the Award is granted or may provide that such terms and conditions will be determined at any time thereafter.

  (b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. SARs granted in tandem with a Stock Option will terminate to the extent that the related Stock Option is exercised, and the related Stock Option will terminate to the extent that the tandem SARs are exercised. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

  (c) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

  (d) Termination of Employment. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

  (e) Change in Control. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

  (f) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

  (g) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with the grant or exercise of any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that the loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

  (h) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery.

  (i) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws, including without limitation foreign tax laws.

  (j) Amendment of Awards. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

7. Certain Definitions

  "Affiliate" means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

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

  "Board" means the Board of Directors of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

  "Committee" means the committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan. If the Board has not delegated such power to act under or pursuant to the provisions of the Plan to a committee, Committee means the Board.

  "Common Stock" or "Stock" means the Common Stock, $0.01 par value, of the Company.

  "Company" means Artificial Life, Inc., a Delaware corporation.

  "Covered Employee" means a "covered employee" within the meaning of Section 162(m) of the Code.

  "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, "Designated Beneficiary" means the Participant's estate.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

  "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

  "Participant" means a person selected by the Committee to receive an Award under the Plan.

  "Reporting Person" means a person subject to Section 16 of the Exchange Act.

8. Miscellaneous

  (a) No Right to Employment. No person shall have any claim or right to be granted an Award. Neither the Plan nor any Award hereunder shall be deemed to give any employee the right to continued employment or to limit the right of the Company to discharge any employee at any time.

  (b) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of such Common Stock at the time of the Award, except as otherwise provided in such Award.

  (c) Effective Date. Subject to the approval of the stockholders of the Company, the Plan shall be effective as of April 1, 1998, or as soon thereafter as is consistent with applicable law.

  (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

  (e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of State of Delaware.

  This Plan was approved by the Board of Directors on April 1, 1998.

  This Plan was approved by the stockholders on April 2, 1998.

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